EXHIBIT 10.4

ADDENDUM TO DISTRIBUTION AGREEMENT
BETWEEN
MICRO LINEAR CORPORATION
AND
Clavis Company
Macnica, Inc.

          THIS ADDENDUM TO DISTRIBUTION AGREEMENT is made as of the 5th day of December, 2005, by and between Micro Linear Corporation, a Delaware corporation (the “MANUFACTURER”), and Clavis, a division of Macnica, Inc., a Japanese corporation (“DISTRIBUTOR”).

          WHEREAS, the Manufacturer and Distributor are parties to a Distribution Agreement dated November 30th, 2004 (the “Distribution Agreement”) and the parties desire to amend and supplement the terms and conditions of the Distribution Agreement.

          NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.     The following two paragraphs are added as Section 8.1 and 8.2 to the Distribution Agreement:

8.1. Compliance with Law.  The parties will at all times comply with all applicable foreign, U.S., state and local laws, rules and regulations relating to the execution, delivery and performance of this Agreement.  Each party agrees that it will not export or reexport, resell, ship, or divert or cause to be exported or reexported, resold, shipped, diverted directly or indirectly any software, documentation, or technical data incorporating any software to any county for which the government (or any agency thereof) of the United States, or any foreign sovereign government with competent jurisdiction requires an export license or other governmental approval without first obtaining such license or approval.

8.2. No Gratuity; FCPA.   The Distributor will not offer or give any gratuity to induce any person or entity to enter into, execute or perform this Agreement or any other agreement with the Manufacturer.  The Distributor further represents that it has knowledge and understanding of the Foreign Corrupt Practices Act of the United States of America (“FCPA”), and that in accordance with the FCPA, Distributor represents that no principal partner, officer, director or employee of the Distributor is currently serving in an official position on any governmental body of any country (other than the U.S.)  in which Distributor provides goods or services for the Manufacturer (“Official Position”), if such person in his official capacity may have the opportunity by virtue of his Official Position to place Manufacturer in violation of the provisions of the FCPA.  If Distributor does currently have, or in the future should have a principal partner, officer, director or employee of the Distributor serving in an Official Position but cannot determine is such person in his official capacity may act in a manner that would place Manufacturer in violation of the provisions of the FCPA, Distributor agrees to notify Manufacturer of such person(s) and provide Manufacturer with the details of the responsibilities of that person’s Official Position.

The Distributor agrees that it will not, in the conduct of its performance under this Agreement, and with regard to any funds, assets, or records relating thereto, offer, pay, give, or promise to pay or give, directly or indirectly, any payment or gift of any money or thing of value to (i) any non-U.S. government official to influence any acts or decisions of such official or to induce such official to use his influence with the local government to effect or influence the decisions of such government in order to assist the Distributor in its performance of its obligations under this Agreement or to benefit the Manufacturer; (ii) any political party or candidate for public office for such purpose; or (iii) any person if the Distributor knows or has reason to know that such money or thing of value will be offered, promised, paid, or given, directly or indirectly, to such money or thing of value will be offered, promised, paid, or given, directly or indirectly, to any official, political party, or candidate for such purpose.  In the event of any breach by the Distributor of this Section 8.2, then (1) the Manufacturer will have a lawful claim against the Distributor for any funds and/or the value of property paid by the Distributor in breach of this provision, (2) the Distributor will automatically surrender any claim for fees and other payments due under this Agreement, (3) the Distributor with indemnify and hold the Manufacturer harmless from and against any and all claims, costs, expenses, penalties, fines and all other liabilities relating to any and all such breaches, and (4) such breach shall constitute a material breach entitling the Manufacturer to immediately terminate this Agreement without liability of any kind to the Distributor, notwithstanding any other provision of this Agreement.

          2.     Except as expressly modified herein, the Distribution Agreement shall remain in full force and effect.

          This Addendum may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

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Understood and Agreed:

Micro Linear Corporation		Clavis Company, a division of Macnica, Inc.

By:	/s/ Daniel C. Weinblatt	By:	/s/ Hiromi Ohkuma

Name:	Daniel C. Weinblatt	Name:	Hiromi Ohkuma

Title:	Corporate Controller	Title:	Company President

Date:	December 5, 2005	Date:	January 11, 2006